Exhibit 10.43

SEVERANCE AGREEMENT

     AGREEMENT between SEABULK INTERNATIONAL, INC., a Delaware corporation (the “Company”), and Bryn D. Jones (“Executive”),

W I T N E S S E T H :

     WHEREAS, the Company desires to attract and retain certain key employees and, accordingly, the Compensation Committee of the Board of Directors of the Company (the “Board”) has approved the Company entering into a severance agreement with Executive in order to encourage his continued service to the Company; and

     WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

     1. Definitions.

          (a) “Annual Compensation” shall mean an amount equal to the greater of:

               (i) Executive’s annual base salary at the annual rate in effect at the date of his Involuntary Termination plus the amount of his Annual Bonus, as defined below;

               (ii) Executive’s annual base salary at the annual rate in effect sixty days prior to the date of his Involuntary Termination plus the amount of his Annual Bonus, as defined below; or

               (iii) Executive’s annual base salary at the annual rate in effect immediately prior to a Change of Control if Executive’s employment shall be subject to an Involuntary Termination within two years after such Change of Control.

Plus the amount of his Annual Bonus, as defined below.

The term ‘Annual Bonus’ shall mean the annual bonus most recently paid by the Company to Executive prior to the date of his Involuntary Termination; provided, however, that if Executive has not received an annual bonus from the Company at any time prior to the date of his Involuntary Termination, then the ‘Annual Bonus’ shall equal the amount of Executive’s target annual bonus for the year in which such termination occurs.

          (b) “Change in Duties” shall mean:

               (i) The occurrence, within two years after the date upon which a Change of Control occurs, of any one or more of the following:

                    (1) A significant change in the nature or scope of Executive’s authorities or duties from those applicable to him immediately prior to the date on which a Change of Control occurs;

                    (2) A reduction in Executive’s base salary from that provided to him immediately prior to the date on which a Change of Control occurs;

                    (3) A diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by the Company (including its subsidiaries) for executives with comparable duties or (B) the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control occurs;

          (c) “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company eligible to vote in the election of directors generally, (ii) the Company shall be merged or consolidated with another entity, or substantially all of the assets of the Company shall be sold or transferred to another entity if, in any such case, as a result of such merger, consolidation or sale, less than 50% of the outstanding voting securities of the resulting entity eligible to vote in the election of directors generally (or comparable governing body) shall be owned in the aggregate by the former shareholders of the Company, (iii) a person, including a “group” (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any member of the Existing Group), within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, shall acquire 50% or more of the outstanding voting securities of the Company eligible to vote in the election of directors generally (whether directly, indirectly, beneficially or of record), or (iv) the Company is to be dissolved or liquidated. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934. For the purpose of this definition, a “member of the Existing Group” means any person or entity controlled by, or under common control with, any of Credit Suisse First Boston Private Equity, Carlyle Group or Riverstone Holdings, LLC.

          (d) “Compensation Committee” shall mean the Compensation Committee of the Board.

          (e) “Disability” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six-consecutive months and he shall not have returned to full-time performance of his duties within thirty days after written notice of termination is given to Executive by the Company (provided, however, that such notice may not be given prior to thirty days before the expiration of such six-month period).

          (f) “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

               (i) does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this subparagraph (f)); or

               (ii) results from a resignation by Executive within two years after the date upon which a Change of Control occurs and is on or before the date which is sixty days after the date upon which Executive receives notice of a Change in Duties; provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, Disability, or Retirement.

          (g) “Monthly Severance Amount” shall mean an amount equal to one-twelfth of Executive’s Annual Compensation.

          (h) “Retirement” shall mean Executive’s resignation on or after the date he reaches age sixty-five.

          (i) “Severance Amount” shall mean an amount equal to the Executive’s Annual Compensation.

          (j) “Severance Period” shall mean:

               (i) in the case of an Involuntary Termination, a period commencing on the date of such Involuntary Termination and continuing for twelve (12) months.

          (k) “Termination for Cause” shall mean termination of Executive’s employment by the Company (or its subsidiaries) by reason of Executive’s (i) gross negligence in the performance of his duties, (ii) willful and continued failure to perform his duties, (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of a felony or a misdemeanor involving moral turpitude.

     2. Services. Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

     3. Termination Other Than Within Two Years After a Change of Control. Subject to the provisions of Paragraph 7(i) hereof, if Executive’s employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs prior to a Change of Control or after the date which is two years after a Change of Control occurs, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries), pay to Executive the following amounts (subject to any applicable payroll or other taxes required to be withheld and any employee benefit premiums) and take the following actions after the last day of Executive’s employment with the Company:

          (a) Pay Executive the Monthly Severance Amount on the first day of each month throughout the Severance Period.

          (b) Cause Executive and those of his dependents (including his spouse) who were covered under the Company’s medical and dental benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period, without any cost to Executive; provided, however, that (i) such coverage under this subsection (b) shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive), (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under the Company’s plans had he voluntarily retired on the date of such Involuntary Termination, then such retiree coverages shall be continued as provided under such plans, and (iii) such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then the Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability resulting from the failure by the Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive). Such coverage under the Company’s medical and dental benefit plans (“Health Coverage”) shall be in addition to the eighteen months of COBRA coverage. “Health Coverage” means that if Executive elects to continue coverage for himself or his eligible dependents under Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the Severance Period, then throughout the Severance Period Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees pay for the same or similar coverage under Company’s group health plans. Further, if after the Severance Period Executive continues his COBRA coverage and Executive’s COBRA coverage terminates at any time during the eighteen-month period commencing on the day immediately following the last day of the Severance Period (the “Extended Coverage Period”), then Company shall provide Executive (and his eligible dependents) with health benefits substantially similar to those provided under its group health plans for active employees for the remainder of the Extended Coverage Period at a cost to Executive that is no greater than the cost of COBRA coverage; provided, however, that such health benefits shall be provided to Executive under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability resulting from the failure by Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive). Notwithstanding the preceding provisions of this paragraph, Company’s obligation to reimburse Executive during the Severance Period and to provide health benefits to Executive during the Extended Coverage Period shall immediately end if and to the extent Executive becomes eligible to receive health plan coverage from a subsequent employer (with Executive being obligated hereunder to promptly report such eligibility to Company).

     4. Termination Within Two Years After a Change of Control. If Executive’s employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two years after the date upon which a Change of Control occurs, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries), pay to Executive the following amounts (subject to any applicable payroll or other taxes required to be withheld and any employee benefit premiums) and take the following actions after the last day of Executive’s employment with the Company:

          (a) Pay Executive a lump sum cash payment in an amount equal to the Severance Amount on or before the fifth day after the last day of Executive’s employment with the Company.

          (b) Cause Executive and those of his dependents (including his spouse) who were covered under the Company’s medical and dental benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period, without any cost to Executive; provided, however, that (i) such coverage shall under this subsection (b) terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive), (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under the Company’s plans had he voluntarily retired on the date of such Involuntary Termination, then such retiree coverages shall be continued as provided under such plans, and (iii) such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then the Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability resulting from the failure by the Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive). Such coverage under the Company’s medical and dental benefit plans (“Health Coverage”) shall be in addition to the eighteen months of COBRA coverage. “Health Coverage” means that if Executive elects to continue coverage for himself or his eligible dependents under Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the Severance Period, then throughout the Severance Period Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees pay for the same or similar coverage under Company’s group health plans. Further, if after the Severance Period Executive continues his COBRA coverage and Executive’s COBRA coverage terminates at any time during the eighteen-month period commencing on the day immediately following the last day of the Severance Period (the “Extended Coverage Period”), then Company shall provide Executive (and his eligible dependents) with health benefits substantially similar to those provided under its group health plans for active employees for the remainder of the Extended Coverage Period at a cost to Executive that is no greater than the cost of COBRA coverage; provided, however, that such health benefits shall be provided to Executive under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability resulting from the failure by Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive). Notwithstanding the preceding provisions of this paragraph, Company’s obligation to reimburse Executive during the Severance Period and to provide health benefits to Executive during the Extended Coverage Period shall immediately end if and to the extent Executive becomes eligible to receive health plan coverage from a subsequent employer (with Executive being obligated hereunder to promptly report such eligibility to Company)

          (c) Cause any and all outstanding options to purchase common stock of the Company and any and all restricted stock which have not become nonforfeitable held by Executive to become immediately exercisable and nonforfeitable in full; and cause Executive’s accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company to become immediately nonforfeitable.

          (d) Cause any and all outstanding options to purchase common stock of the Company held by Executive to remain exercisable for thirty-six (36) months after the last day of Executive’s employment with the Company (but in no event shall any such option be exercisable for (i) a longer period than the original term of such option or (ii) a shorter period than that already provided for under the terms of such option).

     5. Interest on Late Payments. If any payment provided for in Paragraph 3(a) or Paragraph 4(a) hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at 10%.

     6. Certain Additional Payments by the Company.

          (a) Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten days of the receipt of such claim. The Company shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the

Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     7. General.

          (a) Term. The effective date of this Agreement is November 18, 2004. Within sixty (60) days after February 3, 2005, and within sixty (60) days after each successive 24-month period of time thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Compensation Committee will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said sixty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee to take any action within said sixty days shall be considered as an extension of this Agreement for an additional 24-month period of time. Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of 24 months after such Change of Control, and if within said 24 months the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such 24 months after a Change of Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this 24-month “sunset provision” shall again be applicable with the sixty-day time period for Compensation Committee action to thereafter commence at the expiration of said 24 months after such Change of Control and on each 24-month anniversary date thereafter.

          (b) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at 10% plus the prime or base rate of interest announced by Citigroup (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

          (c) Payment Obligations Absolute. The Company’s obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraphs 3(b) and 4(b) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

          (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

          (e) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          (f) Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

          (g) Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

          (h) Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

          (i) Release. As a condition to the receipt of any benefit under Paragraph 3 or Paragraph 4 hereof, Executive shall first execute a release, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with the Company or the termination of such employment.

          (j) Full Settlement. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment.

          (k) Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

          (l) Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company (or its subsidiaries) to discharge Executive at will or (b) the terms and conditions of any other agreement between the Company or its affiliates and Executive except however that the provisions in this Severance Agreement shall supercede any and all provisions in such other agreement as they may relate to termination of employment and severance.

          (m) Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 18th day of November, 2004.

“EXECUTIVE”
/s/ Bryn D. Jones
Bryn D. Jones

“COMPANY” SEABULK INTERNATIONAL, INC.
By:	/s/ Gerhard E. Kurz
Gerhard E. Kurz
Chief Executive Officer

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